EXHIBIT 23.1

             INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULE

MEDE America Corporation
East Meadow, New York




We consent to the use in Amendment No. 8 to Registration Statement No. 333-55977 of MEDE America Corporation on Form S-1 of our report dated August 5, 1998 (October 7, 1998 as to Note 6.b., December 11, 1998 as to Note 13 and January 26, 1999 as to Note 14) (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 13) relating to the consolidated financial statements of MEDE America Corporation as of June 30, 1997 and 1998 and for each of the three years in the period ended June 30, 1998 appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.



Our audits of the consolidated financial statements of MEDE America Corporation referred to in our aforementioned report also included the financial statement schedule of MEDE America Corporation listed in Part II at Item 16(b). This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

DELOITTE & TOUCHE LLP

Jericho, New York



January 29, 1999